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                                                                  Exhibit 21.1



                         SUBSIDIARIES OF THE REGISTRANTS

A. Vulcan/BN Geothermal Power Company, a Nevada general partnership, and VPC Geothermal LLC, a Delaware limited liability company, are subsidiaries of Vulcan Power Company.

B.      Vulcan/BN Geothermal Power Company is a subsidiary of VPC
        Geothermal LLC.

C. Leathers, L.P., a California limited partnership, Del Ranch, L.P., a California limited partnership, Elmore, L.P., a California limited partnership, San Felipe Energy Company, a California corporation, Conejo Energy Company, a California corporation, and Niguel Energy Company, a California corporation, are subsidiaries of CalEnergy Operating Corporation.

D.      Leathers, L.P. is a subsidiary of San Felipe Energy Company.

E.      Elmore, L.P. is a subsidiary of Niguel Energy Company.

F.      Del Ranch, L.P. is a subsidiary of Conejo Energy Company.

G. Salton Sea Power Generation L.P., a California limited partnership, is a subsidiary of Salton Sea Brine Processing L.P., a California limited partnership.

H. CalEnergy Minerals LLC, a Delaware limited liability company, is a subsidiary of Salton Sea Minerals Corp., a Delaware corporation.

I. Salton Sea Power L.L.C., a Delaware limited liability company, and CE Turbo LLC, a Delaware limited liability company, are subsidiaries of CE Salton Sea, Inc., a Delaware corporation.